Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
APRIL 27, 2012

CHESAPEAKE MIDSTREAM PARTNERS, L.P. INCREASES DISTRIBUTION
 TO $0.405 PER UNIT FOR THE 2012 FIRST QUARTER

OKLAHOMA CITY, OKLAHOMA, APRIL 27, 2012 – Chesapeake Midstream Partners, L.P. (NYSE:CHKM) today announced that the Board of Directors of its general partner declared a cash distribution of $0.405 per limited partner unit for the 2012 first quarter.  The first quarter distribution represents an increase of $0.055, or 15.7%, compared to the 2011 first quarter and represents an increase of $0.015, or 3.8%, compared to the 2011 fourth quarter.

The distribution will be payable on May 15, 2012 to all unitholders of record at the close of business on May 8, 2012, together with the distribution to the general partner.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b).  Please note that 100% of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business.  Accordingly, the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Chesapeake Midstream Partners, L.P. (NYSE:CHKM) is the industry’s largest gathering and processing master limited partnership as measured by throughput volume and owns, operates, develops and acquires natural gas gathering systems and other midstream energy assets.  Headquartered in Oklahoma City, the Partnership's operations are focused on the Barnett Shale, Haynesville Shale, Marcellus Shale and Mid-Continent regions of the U.S.  The Partnership’s common units are listed on the New York Stock Exchange under the symbol CHKM.  Further information is available at www.chkm.com where the Partnership routinely posts announcements, updates, events, investor information and presentations and all recent press releases.

This press release includes forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events.  They include but are not limited to future distributions and other statements concerning our business strategy and plans and objectives for future operations.  We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this release, and we undertake no obligations to update this information.  Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to be correct.  They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.  Factors that could cause actual results to differ materially from expected results are described under “Risk Factors” in our 2011 Annual Report on Form 10-K.

INVESTOR CONTACT:	MEDIA CONTACT:		CHESAPEAKE MIDSTREAM PARTNERS, L.P.
Dave Shiels, CFO	Michael Kehs	Jim Gipson	900 N.W. 63rd
(405) 935-6224	(405) 935-2560	(405) 935-1310	P.O. Box 18355
dave.shiels@chk.com	michael.kehs@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154